SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 31, 2002
(Date of earliest event reported)

CARDIMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 354-0300

Item 5.       Other Events.

On December 31, 2002, Cardima, Inc. completed a private placement of 4,359,994 shares of Common Stock to certain accredited investors at a price of $0.74955 per share. The private placement included the issuance of warrants at a price of $0.001 per share of underlying Common Stock. The warrants are exercisable to purchase up to an aggregate of 1,962,000 shares of Common Stock at an exercise price of $0.8245. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $3.0 million. The Company agreed to register for resale the Common Stock issued in this private placement, including shares underlying the warrants.

On January 22, 2003, Cardima, Inc. completed a second closing of its private placement in which it issued 973,325 shares of Common Stock to certain accredited investors at a price of $0.74955 per share. The private placement included the issuance of warrants at a price of $0.001 per share of underlying Common Stock. The warrants are exercisable to purchase up to an aggregate of 438,000 shares of Common Stock at an exercise price of $0.8245. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $675,000. The Company agreed to register for resale the Common Stock issued in this private placement, including shares underlying the warrants.

In conjunction with the two closings of this transaction, the Company issued to the finder retained by the Company in connection with the transaction 66,667 shares of Common Stock at a price per share of $0.75 and warrants to purchase up to 533,331 shares of Common Stock at an exercise price of $0.8245.

A press release relating to the December 31, 2002 closing was issued by Cardima, Inc. on January 6, 2003.

The complete text of the press release issued by the company is attached as an exhibit to this Form 8-K/A.

Item 7.      Financial Statements and Exhibits.

(c)     Exhibits

10.1   Form of Stock and Warrant Purchase Agreement between Cardima, Inc. and certain purchasers.

10.2   Form of Warrant for Common Stock of Cardima, Inc. issued to the Finder.

99.1   Press Release, dated January 6, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2003

CARDIMA, INC.

By:	/S/ GABRIEL B. VEGH

Gabriel B. Vegh Chairman of the Board and Chief Executive Officer